CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the post-effective amendment to the Registration Statement on Form S-1/A and related Prospectus of Hotel Outsource Management International, Inc. for the registration of 20,000,000 shares of its common stock and distribution of  69,453,364    common stock subscription rights and to the use of our report dated March 31, 2009 with respect to the consolidated financial statements of Hotel Outsource Management International, Inc. appearing in Registration Statement and related prospectus.

/s/ Barzily & Co.
Barzily & Co.
August 5, 2009